UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): July 7, 2006

IGIA, INC.
(Exact name of registrant as specified in charter)

Delaware	000-23506	33-0601498
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

16 East 40th Street, 12th Floor, New York, NY 10016
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 575-0500

(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 7, 2006, IGIA, Inc. (the “Registrant”) was served with a Summons and Complaint filed in Los Angeles County Superior Court, Los Angeles, California by a major carrier. The Complaint seeks payment by the Registrant of $783,344.86 plus $195,836.22 of collection costs and an unspecified amount of interest thereon as compensation for the breach of a contract between the major carrier and Brass Logistics, LLP, a party related to the Registrant. The Complaint alleges that Brass Logistics, LLP shipped packages using the services of the major carrier and failed to pay for the services. The Complaint further alleges that shipments contained products sold by the Registrant and therefore benefited the Registrant.

The Registrant believes that it has adequately reflected in its consolidated financial statements as of its fiscal year ended February 28, 2006, the cost of fulfillment services rendered by Brass Logistics, LLP that are the subject of the Complaint. The Registrant is reviewing the matter and currently plans to answer the Complaint and defend the action.

In addition to the foregoing, in February 2006, Shopflash, Inc., a wholly owned subsidiary of the Registrant, began working with a media placement agent for direct response sales campaigns regarding two household products that Shopflash, Inc. has sold. The media placement agent placed the Shopflash, Inc. advertisements on television and the Internet and provided additional campaign support that allowed Shopflash, Inc. to further develop the campaigns. According to the agreement between the parties, the media placement agent receives fees and has a security interest in goods and proceeds related to the campaigns. The media placement agent has demanded that Shopflash, Inc. repay all amounts outstanding, which are approximately $1.3 million, and has acted to exercise contractual rights to assume control over the sales campaigns. As a result, Shopflash, Inc. has discontinued its participation in the two sales campaigns and is in discussions with the media placement agent regarding further resolution of the outstanding issues, however on July 11, 2006, the media placement agent imposed a deadline of July 12, 2006 for negotiating a potential settlement offer by Shopflash that was then under discussion.  That deadline passed without concluding negotiations, however discussions are continuing.  The Registrant believes its liability to the media placement agent is adequately reflected in its consolidated financial statements. The Registrant’s household product line contributed the majority of its revenues for fiscal year ended February 28, 2006 and the sales campaigns regarding the two products have been significant contributors to that product line. The Registrant is currently focused on promoting and selling its core personal care products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGIA, INC.

Date: July 14, 2006	By: /s/ Avi Sivan
Name: Avi Sivan
Title: Chief Executive Officer